UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2010

HECLA MINING COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

6500 North Mineral Drive, Suite 200
Coeur d'Alene, Idaho 83815-9408
(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100
(Registrant's Telephone Number, Including Area Code)

N/A
(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective as of December 22, 2010, together with Hecla Alaska LLC, Hecla Greens Creek Mining Company, and Hecla Juneau Mining Company, our wholly owned subsidiaries, we entered into a Third Amendment to Second Amended and Restated Credit Agreement (the “Third Amendment”) with The Bank of Nova Scotia and ING Capital LLC (the “Lenders”).  The Third Amendment amends certain provisions of the Second Amended and Restated Credit Agreement, dated as of October 14, 2009, as amended, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 15, 2009.

The Third Amendment, among other changes to our credit agreement, (1) extends the maturity date of our credit facility to January 31, 2014, (2) reduces the commitment fee payable to the lenders for our revolving credit facility to between 0.825 and 1.05% depending on our ratio of total debt to earnings before interest expense, tax expense, depreciation, amortization and other allowed add backs to earnings (“leverage ratio”), (3) allows us to issue secured and unsecured debt, and investments, to governmental authorities as payment of obligations owed to such authorities in connection with our ownership and operation of our properties, and (4) allows us to release liens and security interests granted to the lenders to secure our credit facility, other than the liens and security interests on our interests in, and the liens and security interests on substantially all of the non-real property assets of, the Greens Creek mine.  The Third Amendment also decreases the rate of interest charged on outstanding loans to the London Interbank Offered Rate plus an applicable margin of between 2.75 and 3.50% depending upon our leverage ratio, or The Bank of Nova Scotia's base rate plus an applicable margin of between 1.75 and 2.50% depending on our leverage ratio.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 27, 2010

Hecla Mining Company

By:  /s/ David C. Sienko
    David C. Sienko
Vice President & General Counsel

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